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Mail to: Secretary of State
Corporations Section
1560 Broadway, Suite 200
Denver, CO 80202
(303) 894-2251
Fax (303) 894-2242

For office use only

CERTIFICATE OF CORRECTION

STOCK CHANGE

Pursuant to the Colorado Business Corporation Act, the undersigned hereby executes the following certificate of correction:

FIRST: The exact name of the corporation is THE VOYAGEUR FIRST, INC. organized under the laws of Colorado

SECOND: Description of the documents being corrected (i.e. Articles of Incorporation, Amendment Merger or other) or an attached copy of the document:
Articles of Incorporation

THIRD: Date document was filed ____ , 19 __

FOURTH: Statement of incorrect information: See attached page marked "Exibit A"

FIFTH: Statement of corrected information: See attached page marked "Exibit B"

By Thomas J. Sorensen
Its Vice President

THE VOYAGEUR FIRST, INC.

AMENDMENTS TO THE ARTICLES OF INCORPORATION OF SOLOMON TRADING CO., LTD.

1. Article 1 is amended so as to read as follows:

   "The name of the corporation is The Voyager [illegible]."

2. Article 4 is amended so as to add the following provision:

   "Paragraph (g): The 46,375,000 shares of common stock of the corporation, $.01 par value, issued and outstanding immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into 2,546,[illegible] fully paid and nonassessable shares of the common stock $.01 par value, of the Company without increasing or decreasing the amount of capital or paid-in surplus of the Company, provided that no fractional share shall be issued. All fractional share interests that occur as a result of the foregoing reclassification and change shall be purchased by the Corporation at a price equal to the midpoint between the closing "bid" and "offered" prices as reported by the National Quotation Bureau in the "pink sheets" for the trading day next preceding the date of the adoption of this amendment [illegible] shares of [illegible] and [illegible] shares."

3. Article 6 is amended so as to add the following provisions:

   "Paragraph (b): The Board of Directors has authority to remove or replace any Board Member, Director or Officer with a majority vote of the Board of Directors without stockholder approval.

   Paragraph (c): All Officers and Directors of the Company have full acknowledged signing authority."